Exhibit 99


                               "FOR IMMEDIATE RELEASE"


                                        FOR INFORMATION CONTACT:

                                        ALFRED J. MOCCIA
                                        PRESIDENT
                                        WARNER INSURANCE SERVICES, INC.


          FOR:  WARNER INSURANCE SERVICES, INC.


                      WARNER INSURANCE SERVICES, INC. ANNOUNCES
                THE SETTLEMENT OF LAWSUITS AND CONTRACT DISPUTES WITH
             CERTAIN CUSTOMERS OF ITS INSURANCE SERVICES DIVISION AND THE
            TRANSFER OF CERTAIN ASSETS OF THAT DIVISION AND NYSE DELISTING


          Fair Lawn, NJ - March 4, 1996 -- Warner Insurance Services, Inc. (NYSE-WCP) today announced that it has entered into a series of agreements relating to its Insurance Services Division ("ISD") resulting in the settlement and dismissal of lawsuits with certain affiliates of The Robert Plan Corporation and the release of Warner from continuing obligations under certain contracts for the provision of insurance services to ISD customers. Warner had been suffering losses and has operated under considerable uncertainty as a result of the pendency of such lawsuits.

          As a part of the transactions, Warner has transferred certain assets, employees, contracts and leased premises relating to the ISD to a subsidiary of The Robert Plan Corporation, which is replacing Warner as the provider of insurance services to the ISD customers. In exchange for settling the lawsuits, terminating the contracts and executing the mutual releases, Warner has issued to certain of the ISD customers and certain parties to the litigation a total of 3,256,201 shares of Warner Common Stock as well as five-year Warrants to purchase up to an additional aggregate of 1,553,125 shares of Warner Common Stock at $2.00 per share. As a result of the transactions, certain of the ISD customers and The Robert Plan Corporation currently own approximately 27.55% of the 11,817,105 shares of Warner Common Stock now outstanding. Warner has the option, exercisable for a period of six months, to (i) purchase 50% of the 3,256,201 shares at a cash price equal to the greater of $3.00 or 50% of the then market price of a share of Warner Common Stock and (ii) acquire 50% of the 1,553,125 Warrants at a cash price equal to $1.00 per Warrant.

          The settlement does not include the contracts Warner has with one of its customers, Clarendon National Insurance Company. Warner hopes to negotiate a satisfactory settlement of this relationship in the near future.

          The effect of the transactions should be to significantly improve Warner's balance sheet by causing Warner to move from a negative net worth to a positive net worth position and by putting an end to the continuing losses resulting from the ISD operations and the maintenance of the now settled lawsuits.

          Warner will now focus on its COVER-ALL software operations, which management believes has a very favorable outlook for 1996 and beyond. COVER-ALL, a wholly-owned subsidiary of Warner Insurance Services, Inc., is a provider of state-of-the-art computer products for the property casualty insurance industry specializing in strategic insurance software solutions and development tools for rating, coding, and issuing policies, as well as administering clients, claims, direct billing, agency billing, client billing, agencies, general ledger, and statistical and financial reporting utilizing the latest client-server, relational database technology. COVER-ALL continues to receive strong interest in its newly developed client-server based administration modules and tools that have been developed utilizing ORACLE-based products.

          Although Warner's financial condition should significantly improve as a result of the transactions and despite Warner's efforts to persuade the New York Stock Exchange to the contrary, the New York Stock Exchange has determined to delist the shares of Warner Common Stock from trading on the exchange based upon Warner currently being below New York Stock Exchange continued listing criteria for net tangible assets and three year average net income. The first step toward delisting will be the suspension of trading in Warner Common Stock. Warner has made application for the listing of its Common Stock on the Nasdaq SmallCap Market, which may take a number of weeks. In the interim, Warner is in the process of arranging for market makers to make a market for its shares in the Nasdaq "pink sheets" so as to provide a marketplace for investors to trade securities of Warner. These arrangements may require a few days to complete.

          Warner reported losses of $0.98 per share for the nine months ended September 30, 1995 and expects to report losses for the fourth quarter of 1995 of approximately $0.23 per share or approximately $1.21 for the year. The expected 1995 fourth quarter and 1995 fiscal year results do not reflect certain adjustments resulting from the transactions announced today. The transactions announced today will be recognized in the first quarter of 1996. Current projections for COVER-ALL indicate that it should break even for the 1996 fiscal year and have an ongoing positive cash flow.